UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the “Company”) of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

On August 24, 2021, Ortelius Advisors issued the following press release, including an open letter to the Company’s stockholders:

Ortelius Issues Open Letter to Stockholders of Capital Senior Living Corporation Regarding Upcoming Special Meeting

Contends the Board Failed Stockholders by Running an Inadequate Process – Without a Chief Financial Officer – Prior to Entering Into the Punitively Costly and Dilutive Transactions With Conversant Capital

Highlights the Gross Misalignment Between Stockholders and the Company’s Management, Bankers and Conversant Capital, Who Stand to Make Millions of Dollars at the Expense of Existing Investors

Emphasizes Stockholders Should Not Trust the Board’s Assessment of the Company’s Operating and Financing Needs Given its Long History of Poor Oversight and Value-Destructive Decisions

Reiterates Ortelius Intends to Vote AGAINST the Proposals at Upcoming Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, "Ortelius" or "we") today issued the below open letter to stockholders of Capital Senior Living Corporation (NYSE: CSU).

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Fellow Stockholders,

Ortelius Advisors, L.P. (together with its affiliates, "Ortelius" or "we") is one of the largest stockholders of Capital Senior Living Corporation ("Capital Senior Living" or the "Company"). We have continued to demonstrate our significant confidence in Capital Senior Living’s assets, operations and long-term potential by recently increasing our stockholdings from 7.2% to 12.7%. As the pandemic subsides and industry fundamentals continue to improve, Ortelius firmly believes the Company can become a source of enduring value. This is why we vehemently oppose the Board of Directors’ (the "Board") decision to enter into a series of exceedingly costly and highly-dilutive transactions (the "Transactions") that would also effectively hand over control of the Company to Conversant Capital LLC and its affiliates (collectively "Conversant").

As it stands, the Board has given away any right to consider alternative and superior proposals – including from stockholders such as Ortelius – until the Transactions are voted down. This is why Ortelius intends to vote AGAINST each of the Company’s proposals at the upcoming Special Meeting of Stockholders (the "Special Meeting"). If stockholders vote down the egregious Transactions, we believe the Board will be in a position to receive and solicit alternative financing proposals that are superior to the one put forth by Conversant.

In the days to come, Ortelius expects that Capital Senior Living will attempt to attack our analysis and argue that the Transactions with Conversant are in your best interest. We also suspect the Company will claim it exhaustively explored strategic alternatives and evaluated other financing options, and that Conversant provided the best terms available to avert an imminent liquidity crisis. We urge you to look past those claims and focus on the facts.

In our view, stockholders should be focused on the following when considering whether or not to support the Transactions:

1.	The Board’s seemingly flawed and inadequate process for assessing the Company’s capital needs and entering into the agreement with Conversant.
2.	The gross misalignment between the Company’s existing stockholders and its management, bankers and Conversant.
3.	The Board’s lengthy track record of poor oversight and value-destructive decisions.

 THE BOARD APPEARS TO HAVE COMPLETELY MISMANAGED ITS ASSESSMENT OF THE COMPANY’S CAPITAL NEEDS AND EVALUATION OF STRATEGIC ALTERNATIVES.

The Board’s apparent inexperience and lack of sophistication seems to have resulted in a flawed process for raising capital and exploring strategic alternatives. Rather than hire a Chief Financial Officer and follow best practices requisite for such an endeavor, the Board appears to have relied heavily on its own limited acumen and the Company’s bankers at Morgan Stanley & Co. LLC ("Morgan Stanley"). We fear that the combination of deficient skills in the boardroom and divergent incentives for Morgan Stanley led to the following:

•	The Board did not publicly announce a strategic review or an intent to sell assets, and the process it did run appears to have resulted in a dubious assessment of how much capital the Company needed at this time. If the Company’s liquidity needs were so dire, it would have seemed logical for it to pursue all avenues, including the sale of certain properties.
•	The Board’s process did not include outreach to a broad cross-section of existing stockholders. We believe existing stockholders such as Ortelius would have been interested in backstopping or participating in a rights offering or other transaction on better terms. Rather than explore such an option with current investors, the Board rushed into a deal with a newly-founded hedge fund that had no meaningful equity ownership in the Company.

•	It seems the Board either did not understand or willfully overlooked that the world is awash in trillions of dollars of liquidity at historically low interest rates and credit spreads. This suggests to us that it was readily achievable to refinance the Company’s bank debt coming due in December 2021 with existing or new lenders on roughly similar terms. In fact, the Company extended – apparently not contingent upon the success of the proposals at the Special Meeting – its $40.5 million loan with BBVA USA Bancshares, Inc. ("BBVA") on nearly identical terms on August 11th. The extension of the BBVA loan occurred just three weeks after Capital Senior Living announced the Transactions, materially reducing the Company’s liquidity needs. We suspect that the remaining $31.5 million, collateralized by two properties and a 25% corporate guarantee, could also be refinanced before its maturity date four months from now. We believe the Company should have thoroughly explored these types of alternatives.
•	The Board seems to have not appropriately characterized the risk profile of the various types of debt in the Company’s capital stack. There is $47.5 million, earmarked for refinancing with proceeds from the Transactions, that is low-cost, non-recourse and collateralized by real estate, and does not come due until 2022 and 2023. The Board could have waited for the Company to further recover from the pandemic before pre-funding these future maturities with significantly more expensive capital.
•	The Board has agreed to a seemingly inflated annualized interest rate on the interim debt financing provided by Conversant, with ranges from slightly more than 20% to potentially more than 50%. And the cost of capital on the Series A Convertible Preferred Stock, given the volatility of the stock, as well as duration and in-the-money strike price of the option, could be just as egregious as the promissory notes. On top of that, existing stockholders may be diluted by approximately 70% in the years to come if Conversant wholly backstops the rights offering.
•	Based on the exorbitant terms of the Transactions, it is very unlikely that any investments will prove accretive, and it appears that the Board and management are oblivious to the nuances of the agreement. Capital Senior Living’s July 22nd press release stated that the Company "intends to use the net proceeds of the private placement and rights offering for working capital, to repay debt and to fund accretive growth projects."[1] In the accompanying investor presentation released the same day, the Company noted that "[w]ith the availability of new capital, Capital Senior Living intends to pursue a pipeline of identified potential investments in its current portfolio with attractive expected return on investment in the mid-teens."[2]

1 Press release entitled "Capital Senior Living Further Strengthens Financial Profile with Strategic Investment from Conversant Capital and Proposed Rights Offering to Raise Up to $152.5 Million," issued on July 22, 2021.

2 Page 10 of Company presentation from July 22, 2021.

•	The Company’s August 12th presentation conspicuously advertised materially higher returns on investments of more than ~30% on memory care conversions and up to ~25% on interior refreshes, leading us to question whether the Board is attempting to cosmetically address the recent stock price decline and stockholder pressure.[3] On Capital Senior Living’s most recent earnings call, management also stated the Company has "a pipeline of select investment projects in our portfolio that we expect to strengthen our competitive position in key markets and provide returns in excess of the cost of this new capital."[4] Unfortunately, we have no confidence in the assessments and guidance provided by the Board and management.

As a consequence of the Board’s faulty and suboptimal decision-making, stockholders now face the grim prospect of costly and unnecessary preferred stock in the capital structure. This would profoundly dilute common stockholders and result in preferred stockholders capturing the lion’s share of equity returns going forward.

THE BOARD HAS AGREED TO TRANSACTIONS THAT COULD BENEFIT MANAGEMENT, MORGAN STANLEY AND CONVERSANT FAR MORE THAN STOCKHOLDERS.

Ortelius finds it appalling that the Board wants to amend Capital Senior Living’s management incentive plan to grant a sizable amount of stock to certain employees, without subjecting those individuals to the same dilution as current stockholders. Astoundingly, the Board has proposed changes that could give management an even greater pro-forma share of the Company. We also consider it outrageous that the Board has approved a $4.2 million cash retention pool for certain employees.5 Ortelius contends that executives such as Chief Executive Officer Kimberly S. Lody, who would personally receive a $1.6 million bonus, should not be receiving lavish retention payments as part of rescue financing purportedly being pursued to help the Company avert distress. Accepting material compensation for just doing their jobs, while claiming that the Company is in dire straits, suggests the Company’s executives are tone-deaf and misaligned with stockholders.

The terms of the transaction also compel us to question whether the Board has relied too heavily on Morgan Stanley, which likely stands to make millions of dollars in fees from the Transactions. It is not lost on us that Morgan Stanley would not earn nearly as much if the Company simply negotiated with its banks and/or secured a more modest amount of interim financing.

Adding insult to injury, the Board has agreed to use $2.3 million of the promissory note proceeds to pay Conversant’s expenses. We question why the Board would feel the need to make this concession after already agreeing to horrific financing terms and transferring significant value away from common stockholders.

WE BELIEVE THE BOARD HAS A HISTORY OF PRESIDING OVER POOR DECISIONS AND PERPETUAL VALUE DESTRUCTION.

Ortelius believes Capital Senior Living’s eight-member staggered Board includes several stale directors who bear significant responsibility for the Company’s missteps and stagnation. Chairman Michael W. Reid joined the Board in 2009, Director Jill M. Krueger joined the Board in 2004, Director Philip A. Brooks joined the Board in 2010, Director E. Rodney Hornbake, M.D. joined the Board in 2011 and Director Ed A. Grier joined the Board in 2016. These same individuals decided to make their fellow director, Ms. Lody, who joined the Board in 2014, the Company’s Chief Executive Officer in 2019. This decision was made despite Ms. Lody’s overseeing years of value destruction as a director and possessing no prior executive experience in the seniors housing industry.

3 Page 14 of Company presentation from August 12, 2021.

4 Company earnings transcript for the second quarter of fiscal year 2021.

5 Company’s preliminary proxy statement.

Under the stewardship of these directors, including Ms. Lody, Capital Senior Living adopted a flawed business model and entered into a series of costly triple-net leases to recklessly expand operations. The Company’s liabilities subsequently ballooned, which proved problematic once occupancy and revenue growth deteriorated. Notably, the Company’s tailspin began long before the COVID-19 crisis emerged, rendering the pandemic an implacable excuse for current leadership.

In Capital Senior Living’s own July 22nd investor presentation, the Company acknowledged the Board’s history of poor oversight. The presentation described the Company’s previous portfolio strategy as "growth prioritized over asset quality," while conceding this led to "insufficient liquidity to invest in the assets."6 The presentation also noted the Company’s previous operational strategy "prevented efficient integration of acquisitions and was less effective at adjusting to operating headwinds."7 Given that roughly 75% of the current directors presided over these costly missteps, we question how any stockholder can trust the Board’s judgment now when it comes to such a major financial decision. Stockholders should not forget that this same Board just oversaw "an inconsistency in the preparation" of the Company’s second quarter 2021 earnings, resulting in the Company’s being required to file a revision on August 16th.8

We contend that the current Board should be held accountable for its array of strategic blunders, which contributed to Capital Senior Living’s stock price plummeting more than 90% over the past five years and declining nearly 80% over the past three years.9

ORTELIUS UNEQUIVOCALLY OPPOSES THE TRANSACTIONS AND INTENDS TO VOTE ITS STOCK AGAINST THEIR APPROVAL.

Reinforced by the arguments laid out in this letter and our previous communication to the Board, we plan to vote AGAINST all of the proposals at the Special Meeting. Ortelius does not believe that Capital Senior Living faces an immediate need for the usurious financing offered by Conversant and is confident that the Board could have obtained a different transaction with superior terms.

There remain ample opportunities for the Board to fulfill its fiduciary responsibilities to stockholders, including by credibly assessing alternative strategic and financing options that would benefit all equity holders. We hope stockholders can force the Board to explore those opportunities by voting down the Transactions.

Thank you for your engagement and support.

Peter DeSorcy

Managing Member

Ortelius Advisors, L.P.

***

6 Page 10 of Company presentation from July 22, 2021.

7 Page 10 of Company presentation from July 22, 2021.

8 Press release entitled "Capital Senior Living Corporation Announces Revision," issued on August 16, 2021.

9 Total stockholder return figures run through August 4, 2021, which is prior to Ortelius’ additional stock purchases and initial public letter on August 9, 2021.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Certain Information Concerning the Participants

Ortelius Advisors, L.P. ("Ortelius Advisors"), together with the other participants named herein, has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the "Company") of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

ORTELIUS ADVISORS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ortelius Advisors, Pangaea Ventures, L.P. ("Pangaea") and Peter DeSorcy.

As of the date hereof, Pangaea directly owns 277,423 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company. Ortelius Advisors, as the investment manager of Pangaea, may be deemed to beneficially own the 277,423 shares of Common Stock owned by Pangaea. Mr. DeSorcy, as the holder of a controlling interest in Ortelius Advisors, may be deemed to beneficially own the 277,423 shares of Common Stock owned by Pangaea.

Contacts

Stockholders:

Okapi Partners
Mark Harnett, 646-556-9350
mharnett@okapipartners.com

Media:

MKA
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@mkacomms.com / ckiaie@mkacomms.com